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                                                                    EXHIBIT 23.6

                      [Letterhead of Pincock Allen & Holt]


September 12, 2001


Mr. Andre Falzon
Vice President and Controller
Barrick Corporation
Royal Bank Plaza, South Tower
Suite 2700, 200 Bay Street
Toronto, Ontario
Canada M5J 213

RE:  LETTER OF CONSENT

Dear Sir:

Pincock, Allen & Holt, a mining consulting firm based in Lakewood, Colorado, hereby consents to the inclusion and incorporation by reference of portions of our reserve audit reports for the Goldstrike Property reserves as at December 31, 2000, the Pierina Gold Project reserves as at December 31, 1998, the Pascua Gold Project reserves as at December 31, 1999, and the Bulyanhulu Gold Project reserves at December 31, 1999, and all references to our firm included in or incorporated by reference into (i) the Form F-4 of Barrick Gold Corporation filed with the U.S. Securities and Exchange Commission (SEC) on
July 20, 2001, (ii) annual information form of Barrick Gold Corporation filed in Canada, filed with the SEC on Form 40-F on April 20, 2001, (iii) the Form 40-F of Barrick Gold Corporation for fiscal year ending December 31, 2000 filed with the SEC, (iv) the Post Effective Amendment No. 3 to Form F-9 (File
No. 333-6756) of Barrick Gold Corporation filed with the SEC, and (v) the registration statements of Barrick Gold Corporation on Form F-10 (File
Nos. 33-73418 and 333-2206) also filed with the SEC.

Sincerely,

PINCOCK, ALLEN & HOLT

/S/ DARREL L. BUFFINGTON, P.E.
Manager of Operations
DLB/jg